UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                             FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
       OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                   15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number   0-14757
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                      MEDMASTER SYSTEMS, INC.
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        (Exact name of registrant as specified in its charter)


   2072 North Main, Logan, Utah 84341  (801) 753-4101
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



Common Stock, $.01 par value; Preferred Stock, $.01 par value.
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       (Title of each class of securities covered by this Form)


                           None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     / /            Rule 12h-3(b)(1)(i)     /X/
  Rule 12g-4(a)(1)(ii)    / /            Rule 12h-3(b)(1)(ii)    /X/
  Rule 12g-4(a)(2)(i)     / /            Rule 12h-3(b)(2)(i)     / /
  Rule 12g-4(a)(2)(ii)    / /            Rule 12h-3(b)(2)(ii)    / /
                                         Rule 15d-6              / /

   Approximate number of holders of record as of the certification or notice date: 172 (Common), 0 (Preferred)
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
   Pursuant to the requirements of the Securities Exchange Act of 1934 MedMaster Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 MEDMASTER SYSTEMS, INC.

Date:   June 17, 1997        By: /s/ David C. Marx
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                                    David C. Marx, President